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Exhibit 10.2

Separation Agreement

        This SEPARATION AGREEMENT (the "Agreement") is made and entered into as of the 23rd day of June, 2003 (the "Effective Date"), by and between Carreker Corporation ("Carreker") (for itself, its predecessors, successors, subsidiary and affiliated entities, shareholders, officers, directors, executors, administrators, agents, fiduciaries, legal representatives, insurers, employee benefit plans, employee benefit plan fiduciaries, employees, former employees, and owners, all individually and in their official capacities), and Terry L. Gage (for himself, his spouse, agents, predecessors, successors, assigns, heirs, executors, beneficiaries, administrators, and legal representatives) (the "Employee"). The Employee and Carreker are collectively referred to herein as the "Parties."

        WHEREAS, the Employee and Carreker have agreed to terminate their employment relationship as of June 30, 2003; and

        NOW THEREFORE, in consideration of the amounts to be paid under this Agreement, and the mutual promises, covenants and agreements set forth below, and in full compromise, release and settlement, accord and satisfaction, and discharge of all claims or causes of action, known or unknown, possessed by or belonging to the Employee, other than those arising under the Surviving Obligations (as defined below), the Parties knowingly and voluntarily acknowledge, agree to and do represent and warrant the following:

1.
In consideration of Carreker's agreement to provide the payments described herein, the receipt and sufficiency of which are hereby acknowledged, the Employee, on behalf of himself and his agents, predecessors, successors, assigns, heirs, executors, beneficiaries, administrators, and legal representatives, hereby RELEASES, ACQUITS, AND FOREVER DISCHARGES Carreker and any and all of its agents, predecessors, successors, assigns, heirs, executors, administrators, fiduciaries, legal representatives, insurers, employee benefit plans, employee benefit plan fiduciaries, subsidiary and affiliated entities, officers, directors, agents, attorneys, employees, former employees, and owners from any and all claims, demands, suits, damages, losses, wrongs, actions, causes of action, or suits in equity or otherwise of any kind or nature whatsoever, other than those arising under this Agreement or the Surviving Obligations, with such release including, but not being limited to, any claims, other than those arising under this Agreement or the Surviving Obligations, relating to or arising from the Employee's employment and termination of employment with Carreker and any act that has occurred as of the date of the execution of this Agreement in connection with any service that the Employee may have rendered or may have been requested to render to or on behalf of Carreker at anytime; and that this release shall be construed as broadly as possible and shall include without limitation any (a) contractual or other claims, other than those arising under this Agreement or the Surviving Obligations, of employment or payment the Employee may have, if any; (b) claims, if any, other than those arising under this Agreement or the Surviving Obligations, arising out of or in connection with the initiation, termination or existence of the Employee's employment relationship with Carreker or any service performed on behalf of Carreker; (c) claims, if any, other than those arising under this Agreement or the Surviving Obligations, regarding accrued vacation, bonuses, commissions, perquisites, insurance, severance, or any other form of benefits attributable to or arising in connection with the Employee's employment with Carreker; (d) claims relating to or arising under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act; and (e) claims, if any, other than those arising under this Agreement or the Surviving Obligations, arising under the Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. §1981; the Civil Rights Act of 2001; the Americans with Disabilities Act of 1990, as amended; the Federal Civil False Claims Act; the Fair Labor Standards Act, as amended; the Family and Medical

  Leave Act of 1993; the Employee Retirement Income Security Act of 1974, as amended; the Texas Labor Code; the Sarbanes—Oxley Act of 2002; any other federal, state or local civil or human rights law or other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; or any allegation for damages, costs, fees, or expenses including attorneys' fees incurred in these matters.

2.
For the purposes hereof, the "Surviving Obligations" shall be all rights, duties, obligations, and any causes of action or claims, including but not limited to claims for indemnity or contribution, right to counsel, rights to participate, right to assistance or the like, arising from this Agreement, that certain Indemnification Agreement dated March 5, 2003 between Carreker and Employee, indemnity obligations of Carreker arising under Carreker's Certificate of Incorporation and Bylaws, stock option plans and related agreements with Employee, that certain Employee Confidentiality Agreement dated October 18, 1995 between Carreker and Employee; and that certain Non-Competition, Property Rights and Trade Secrets Agreement dated October 18, 1995 between Carreker and Employee; provided, that in the event of any conflict between the terms of this Agreement and the terms of the foregoing documents, the terms of this Agreement shall control. This Agreement is not intended to modify or amend any of the Surviving Obligations.

3.
In consideration of the release set forth in Section 1 above, Carreker, on behalf of itself, its direct and indirect parent and subsidiary organizations, affiliated entities, benefit plans, joint venture arrangements with business associates, pension plans, and the like, and all of their respective agents, predecessors, successors, assigns, heirs, executors, administrators, fiduciaries, legal representatives, insurers, employee benefit plans, employee benefit plan fiduciaries, subsidiary and affiliated entities, officers, directors, agents, attorneys, employees, former employees, and owners, hereby RELEASES, ACQUITS, AND FOREVER DISCHARGES Employee, his agents, heirs, executors, beneficiaries, administrators, and legal representatives, from any and all claims, demands, suits, damages, losses, wrongs, actions, causes of action, or suits in equity or otherwise of any kind or nature whatsoever, other than (x) those arising under this Agreement or the Surviving Obligations and (y) those asserted derivatively by one or more shareholders on behalf of Carreker, including without limitation that certain lawsuit filed on May 29, 2003 in the United States District Court for the Northern District of Texas, Dallas Division, brought by Barbara I. Smith as a shareholders' derivative action for the benefit of Carreker against certain of its current officers and directors, including Employee, and that certain lawsuit filed on June 2, 2003 in the District Court, Dallas County, Texas brought by Walter Evans as a shareholders' derivative action for the benefit of Carreker against Carreker's board of directors and Ernst & Young LLP (collectively, the "Derivative Claims"), relating to or arising from the Employee's employment and termination of employment with Carreker and any act that has occurred as of the date of the execution of this Agreement in connection with any service that the Employee may have rendered, owed or may have been requested to render to or on behalf of Carreker at anytime; and that this release shall be construed as broadly as possible and shall include without limitation any (a) contractual or other claims of payment, other than those arising under this Agreement or the Surviving Obligations or that constitute Derivative Claims, (b) claims, if any, other than those arising under this Agreement or the Surviving Obligations or that constitute Derivative Claims, arising out of or in connection with the initiation, termination or existence of the Employee's employment relationship with Carreker or any service performed, owed or requested on behalf of Carreker; (c) claims, if any, other than those arising under this Agreement or the Surviving Obligations or that constitute Derivative Claims, arising under any federal, state or local civil or human rights law or other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; or any allegation for damages, costs, fees, or expenses including attorneys' fees incurred in these matters.

4.
Each of the parties hereto specifically acknowledges and understands that, by executing this Agreement, he or it is waiving any and all rights or claims that he or it may have arising out of Employee's employment with or separation from Carreker, other than those arising under this Agreement or the Surviving Obligations or, with respect to Carreker, that constitute Derivative Claims, including, but not limited to any claims, actions or causes of action that Employee may have regarding the Employee's alleged wrongful termination by Carreker or discriminatory treatment by Carreker or any claims that Carreker may have regarding breach or alleged breach of employee's duties to Carreker or its equity security holders. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH OF THE PARTIES RECOGNIZES AND AGREES THAT THE RELEASES PROVIDED FOR HEREIN AND THE INDEMNITIES PROVIDED FOR IN THE SURVIVING OBLIGATIONS CONSTITUTE IN PART RELEASES OF OR INDEMNITY FOR CLAIMS BASED UPON OR ARISING OUT OF THE NEGLIGENT ACTIONS OF THE OTHER PARTY.

5.
Upon receipt of this fully executed Agreement and subject to the Employee's ongoing and full compliance with all applicable terms and conditions of this Agreement, Carreker hereby agrees:

5.1
To pay in accordance with the following terms of this paragraph to the Employee payments totaling Two Hundred Fifty Nine Thousand and Forty Three Dollars ($259,043), less any amounts that Carreker determines that it is authorized to deduct or withhold in accordance with the last sentence of this sub-section.

(a)
Subject to the Employee's continued compliance with all applicable terms and conditions of this Agreement, such amount shall be paid out to the Employee in 24 equal installments of $10,793.46 per pay period (the "Payments"), commencing on July 15, 2003 or, if later, the first regular payroll date applicable to Carreker's Dallas-based employees that begins after the expiration of seven days following the date Carreker receives this fully executed Agreement.

(b)
To the extent permissible under federal or state law, as determined by Carreker in its exclusive discretion, the following items and amounts, will be deducted from these Payments:

            (1)   All federal, state and local taxes that Carreker, in its exclusive discretion, determines Carreker must or may deduct or withhold;

            (2)   Any amount of garnished earnings which would have been withheld from the Employee's pay, if Carreker has been garnishing the Employee's earnings pursuant to an order of garnishment, child support or tax lien.

  5.2
  To pay to Employee on June 30, 2003 an amount in cash equal to accrued and unpaid salary and any accrued and unused vacation through such date.

  5.3
  To supplement Employee's COBRA payments during the period the Payments are made to Employee. This supplement will be equal to the difference between the full COBRA premium for Employee's elected benefits and Employee's current contribution rate for such benefit coverage.

  5.4
  To vest, as of the date hereof, all unvested stock options held by Employee and to allow Employee to exercise these stock options, subject only to Carreker imposed blackouts for non-employee option holders, at any time prior to June 30, 2004.

  5.5
  Subject to the provision of appropriate documentation with respect thereto, promptly reimburse Employee for reasonable and customary out-of-pocket expenses incurred by Employee in connection with his employment with Carreker prior to June 30, 2003 and in connection with performing his obligations under Sections 14 and 15 hereof; provided, that without limiting the terms of Section 5.7 below, nothing contained in this Section 5.5 shall obligate Carreker to reimburse any legal or related expenses incurred by Employee.

  5.6
  Promptly reimburse Employee for reasonable costs of counsel incurred in connection with the preparation of this Agreement.

  5.7
  For so long as Employee and Carreker or any of its officers or directors are co-defendants in any litigation, promptly reimburse Employee for the reasonable fees and costs of counsel incurred in connection with monitoring the progress of such litigation and advising Employee with respect to his rights, duties and obligations with respect thereto under the Surviving Obligations. This provision shall not modify or amend the provisions of any of the Surviving Obligations.

6.
Carreker, from and after the date hereof until the second anniversary of this Agreement, will use commercially reasonable efforts to assure that Employee continues to be a covered person under any policy of directors and officers liability insurance maintained, directly or indirectly, by Carreker with respect to it executive officers generally.

7.
The Employee agrees that the consideration provided to him pursuant to this Agreement constitutes full and fair consideration for the agreements, restrictions, representations, warrants, and waivers of rights and claims and the releases stated in this Agreement.

8.
Except with respect to this Agreement and the Surviving Obligations, the Employee relinquishes any right to payment or benefits pursuant to any other oral or written agreement or understanding between the Employee and Carreker, its agents, predecessors, successors, assigns, heirs, executors, administrators, legal representatives, insurers, subsidiary and affiliated entities, officers, agents, attorneys, employees, former employees, or owners. The Employee further agrees that except to the extent received or provided for in connection with Section 14 or the Surviving Obligations, if the Employee receives any payment in excess of the amount to which he is entitled under the terms and conditions of this Agreement, the Employee will reimburse Carreker for any such over-payment, plus any attorney's fees, costs of court, or other costs or expenses of collection.

9.
The Employee shall be solely responsible for all taxes for payments Employee receives under this Agreement to the extent not otherwise previously satisfied through withholdings taken from the Payments pursuant to Paragraph 5.1(b), and the Employee will indemnify and defend Carreker in connection with any tax liability for the payments. The Employee specifically acknowledges, warrants and represents that Carreker has made no representations to the Employee concerning the taxable status of the payments made under this Agreement.

10.
The Employee agrees that he has returned, or will return immediately, and will maintain in strictest confidence and not use in any way, any proprietary or confidential information or documents which the Employee obtained in the course and scope of his employment with Carreker and its affiliates, except for such disclosures and examinations as shall be (a) required by any applicable law or any process of law, (b) required by any judicial or administrative process, (c) requested or authorized in writing by the General Counsel of Carreker; (d) made to any governmental agency, law enforcement officer or any Member of Congress or (e) with respect to information in the public domain, generally available to the public or made available to Employee by a third party not know to be under a binder of confidentiality to Carreker.

11.
Subject to Section 13, the Employee agrees to turn over to Carreker all property belonging to Carreker (including all computer files, computer discs, documents, notes, papers, correspondence, keys, and issued equipment). Except as permitted by Section 13, or in connection with the activities contemplated under Sections 14 and 15, if the Employee should find himself in possession of any property of Carreker, the Employee will return such property to Carreker immediately. Notwithstanding the foregoing, to the extent that such access shall be necessary to the performance of Employee's obligations hereunder, or the performance of his obligations or the exercise of his rights hereunder or under the Surviving Obligations, Carreker shall provide Employee with access to its books, records, files and documentation, subject to such joint defense, confidentiality or other agreements as either of the parties shall reasonably request.

12.
The Employee agrees not to make any disparaging remarks, or otherwise take any action or do anything that reasonably could be anticipated to cause loss or damage to the business reputation or goodwill of Carreker or any of its affiliates or subsidiaries, their respective employees, officers, agents, shareholders or directors.

13.
Employee shall be entitled to retain, and Carreker does hereby assign, transfer and convey to Employee free and clear of any lien, claim or other encumbrance, the personalty described on Exhibit A to this Agreement.

14.
During the period commencing with June 30, 2003 and ending on September 30, 2003, Employee shall make himself available, as an independent contractor, to Carreker to provide such consulting and other services as Carreker shall reasonably request and as shall be consistent with Employee's knowledge of Carreker's business, professional training, experience and circumstances. Employee shall, subject to his other personal and commercial obligations, make himself available to the Company on not less than four business days in July, three business days in August and three business days in September, of the Company's choosing (the "Minimum Commitment"). The Company shall give Employee reasonable advance notice of its requirements and shall pay Employee for consulting services rendered hereunder at a daily rate of $2000, without deduction, promptly upon invoice therefore; provided however, that the Company shall pay Employee with respect to any unused portion of the Minimum Commitment promptly following the end of the calendar month in question.

15.
The Employee agrees to cooperate with Carreker in all reasonable respects concerning any matters which require his assistance, cooperation or knowledge, including without limitation communicating with financial officers and staff and other persons inside or outside Carreker; provided that Employee shall not be required to assume any liability in connection therewith. The Employee is aware and understands that the Company is involved in ongoing litigation and potential litigation, administrative investigation and/or other proceedings or regulatory matters ongoing at the time of this Agreement, or which may arise thereafter, where his services may be required as a consultant and/or witness. The Employee agrees to cooperate, support and provide such assistance as the Company, its counsel and personnel may reasonably request and do so in a truthful and reasonable manner. Subject to the foregoing, Employee recognizes that Carriker may request that he make himself available to perform such duties, including, but not limited to, review of documents, information and testimony and to be interviewed and deposed, if necessary.

16.
Carreker acknowledges that pursuant to certain provisions of law it is obligated to maintain certain corporate records and other files, information and correspondence, some of which records, files or correspondence were generated or received by Employee and are maintained in files, electronic or otherwise, formerly under the supervision of Employee. Employee shall provide such advice as to the location and contents of such files as Carreker shall from time to time reasonably request. Carreker acknowledges and agrees that it has control over all of the files and other records maintained by Employee during his employment, and that it shall be fully responsible with respect to the maintenance thereof in accordance with applicable law and good corporate governance practices, and that Employee shall have no responsibility to any third party with respect thereto from and after the date hereof.

17.
In the event Carreker receives an employment-related inquiry concerning the Employee, such individuals will be informed that all inquires should be directed in writing to the corporate headquarters of Carreker, and upon receipt, said corporate headquarters will advise all inquiring prospective employers that it is the corporate policy of Carreker to release only the beginning dates of employment, ending dates of employment and positions held. The parties will cooperate with one another with respect to any public release of information relating to the matters addressed herein, provided that Employee acknowledges that Carreker is required to file a copy of this Agreement with the Securities and Exchange Commission. The provisions of this Section shall not limit the ability of officers or directors of Carreker to provide letters of recommendation requested by Employee.

18.
Carreker shall promptly, but in the regular course of its business, remove Employee as an officer of Carreker and its direct and indirect parent and subsidiary organizations, affiliated entities, benefit plans, joint venture arrangements with business associates, pension plans, and the like, and shall further remove Employee's name from any public or governmental filing designating Employee as a continuing registered agent, officer, reporting person, responsible person, attorney-in-fact, tax partner, tax compliance officer or other position of authority or responsibility under the laws of the United States or any political subdivision thereof or any agency of any of them. Carreker will promptly file on Employee's behalf a final Form 4 removing Employee from the reporting system for executive officers under Section 16 of the Securities Act of 1934, as amended.

19.
Carreker and Employee will cooperate in arranging for the removal of Employee's personal items located in or about Employee's office at Carreker's headquarters within a reasonable period after the date hereof. In addition, Carreker will provide Employee with an electronic copy of Employee's Outlook Contact list currently maintained on Carreker's data processing system or other equipment.

20.
Each of the parties hereto acknowledges and agrees that in the event of a breach by the other of any provision of this Agreement:

  (a)
  The other party will be irreparably damaged and will have no adequate remedy at law, and will be entitled to an injunction as a matter of right from any court of competent jurisdiction restraining any further breach of this Agreement; and

  (b)
  The breaching party will indemnify and hold the other harmless from and against any and all damages or loss incurred by such other party (including attorney's fees and expenses) as a result of such breach except as otherwise provided under the ADEA.

21.
It is expressly understood and agreed that the terms of this Agreement are contractual in nature and not merely recitals, and that the agreements and releases contained herein are made and given in order to compromise and settle disputed claims, to avoid the cost, risk, inconvenience and uncertainty of litigation and to buy peace. It is further understood and agreed that no term, provision or agreement contained herein shall be construed or interpreted as an admission of liability by or on behalf of any party hereto, and all such liability is expressly denied. The parties expressly understand and agree that this release does not apply to actions that may be brought by the parties to enforce this Agreement, and the parties shall reserve and have reserved all of their rights against each other that relate to the enforcement of the terms of this Agreement.

22.
Subject to the terms of the Surviving Obligations, it is understood and agreed that this Agreement contains the entire agreement between the Parties and supersedes any and all prior agreements, arrangements, or undertakings between the Parties relating to the subject matter (provided, that in the event of any conflict between the terms of this Agreement and the terms of the Surviving Obligations, the terms of this Agreement shall govern). No oral understandings, statements, promises or inducements to the contrary to the terms of this Agreement exists. This Agreement cannot be changed orally and any changes or amendments must be signed by all Parties affected by the change or amendment.

23.
If any section, paragraph, sentence, clause, or phrase contained in this Agreement shall become illegal, null, or void, or shall be found to be against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null, or void, or found to be against public policy, the remaining sections, paragraphs, sentences, clauses, or phrases contained in this Agreement shall not be affected thereby.

24.
One or more waivers of a breach of any provision hereunder by any Party to this Agreement shall not be deemed to be a waiver of any preceding or subsequent breach hereunder.

25.
It is understood and agreed that this Agreement is performable in Texas and shall be interpreted in all respects under the laws of the State of Texas (excluding its conflicts of laws rules) and jurisdiction and venue (location of any lawsuit) shall be exclusively in Dallas, Texas.

26.
The Employee hereby acknowledges and expressly warrants and represents for himself or herself, his predecessors, successors, assigns, heirs, executors, administrators and legal representatives that he (a) is legally competent and authorized to execute this Agreement, (b) has not assigned, pledged, or otherwise in any manner, sold or transferred, either by instrument in writing or otherwise, any right, title, interest, or claim that the Employee may have by reason of any matter described in this Agreement, and (c) has the full right and authority to enter into this Agreement.

27.
By executing this Agreement, the Employee acknowledges that (a) the Employee has consulted with an attorney regarding the terms of the Agreement, and that he has consulted with, or has had sufficient opportunity to consult with, an attorney of his own choosing regarding the terms of the Agreement, (b) the Employee has read this Agreement and fully understands its terms and their import, (c) except as provided by this Agreement, the Employee has no contractual right or claim to any or all of the benefits described herein, and that the consideration provided for herein is good and valuable and of a kind to which the Employee was not otherwise entitled, and (d) the Employee is entering into this Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat or intimidation of any kind or type whatsoever.

28.
This Agreement shall be binding upon the parties and their respective successors, assigns, executors, heirs, beneficiaries and personal representatives.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the            day of June, 2003.

Employee:
Sign: /s/ Terry L. Gage	Print Name: Terry L. Gage

Date: June 22, 2003
Carreker Corporation:
By: /s/ Tod V. Mongan	Print Name: Tod V. Mongan

Its: Senior Vice President	Date: June 22, 2003

EXHIBIT A

        1.     Computer Equipment. Laptop computer, computer monitor, keyboard, mouse and docking station currently utilized in Employee's office.

        2.     License or right to use Microsoft Office and an appropriate Microsoft operating system.

        3.     Copy of agreements or other documents constituting the Surviving Obligations.

        4.     Benefits information relating to benefits available to Employee following termination.

        5.     Leather bound closing binders, mementos and other items given to Employee as keepsakes in connection with transactions.

QuickLinks

  Exhibit 10.2
Separation Agreement
EXHIBIT A